UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Soliciting Material Under Rule 14a-12

DENNY’S CORPORATION
(Name of Registrant as Specified in Its Charter)

OAK STREET CAPITAL MASTER FUND, LTD.
OAK STREET CAPITAL MANAGEMENT, LLC
DAVID MAKULA
PATRICK WALSH
DASH ACQUISITIONS LLC
JONATHAN DASH
SOUNDPOST CAPITAL, LP
SOUNDPOST CAPITAL OFFSHORE, LTD.
SOUNDPOST ADVISORS, LLC
SOUNDPOST PARTNERS, LP
SOUNDPOST INVESTMENTS, LLC
JAIME LESTER
LYRICAL OPPORTUNITY PARTNERS II, L.P.
LYRICAL OPPORTUNITY PARTNERS II, LTD.
LYRICAL OPPORTUNITY PARTNERS II GP, L.P.
LYRICAL CORP III, LLC
LYRICAL PARTNERS, L.P.
LYRICAL CORP I, LLC
JEFFREY KESWIN
MURANO PARTNERS LP
MURANO CAPITAL LLC
MURANO HOLDINGS, LLC
MURANO GROUP LLC
JAY THOMSON
TONY C. LAI
PATRICK H. ARBOR

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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2

The Committee to Enhance Denny’s (the “Committee”), together with the other Participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2010 annual meeting of stockholders (the “Annual Meeting”) of Denny’s Corporation.  The Committee has made a definitive filing with the SEC of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its slate of director nominees at the Annual Meeting.

Item 1:  On May 10, 2010, the Committee issued the following press release announcing the issuance of a letter to stockholders of the Company.  The letter is also being delivered to stockholders of the Company.

The Committee to Enhance Denny's Issues Letter to Shareholders - Urges Vote on Gold Card to Elect Its Three Highly-Qualified Nominees

Companies:  Denny's Corp.

Press Release Source: The Committee to Enhance Denny's On Monday May 10, 2010, 11:34 am EDT

CHICAGO, May 10 /PRNewswire/ -- The Committee to Enhance Denny's announced today it has issued the following letter to shareholders relating to the May 19, 2010 annual meeting of Denny's Corporation (Nasdaq:DENN - News):

THE COMMITTEE TO ENHANCE DENNY'S URGES SHAREHOLDERS TO ELECT ITS SLATE OF THREE HIGHLY-QUALIFIED DIRECTOR NOMINEES

SHAREHOLDERS MUST CAST THEIR VOTES PRIOR TO THE MAY 19 ANNUAL MEETING  VOTE YOUR GOLD PROXY CARD TODAY

May 10, 2010

Dear Denny's Shareholder:

The Committee to Enhance Denny's is encouraged by the interest and strong support it has received from shareholders and franchisees of Denny's Corporation in its campaign to elect its slate of three highly-qualified director nominees at the 2010 Annual Meeting of Shareholders to be held on May 19, 2010.  Given our significant ownership stake of approximately 7.1% of the outstanding shares of Denny's, our interests are clearly aligned with those of all shareholders and our sole objective is to maximize shareholder value.

ISS / RISKMETRICS GROUP SUPPORTS CHANGE TO DENNY'S BOARD

ISS / RiskMetrics Group, the nation's leading proxy advisory firm, recognized substantial operational issues and underperformance at Denny's and supports change to the Denny's board.  In making its recommendation that shareholders vote for the election of our nominee Jonathan Dash, ISS / RiskMetrics stated that Mr. Dash has "a successful track record of creating value in the restaurant business . . ." and that it believes "Mr. Dash's experience would enhance the board's industry expertise and help deal with operational issues."

ISS / RiskMetrics also shares our concerns with Denny's key financial metrics and poor total shareholder returns as compared to its peers, particularly DineEquity's IHOP:

"In summary, our review of Denny's financial metrics shows long term underperformance compared to IHOP in terms of the restaurant footprint, revenue growth and [same store sales] metrics."

"Further, in terms of share price performance, Denny's underperformed DineEquity and its peers, even if we credit the entire stock rally post dissident Schedule 13D filing to the Flying J/Pilot Travel deal as the company suggests, which we don't believe is entirely appropriate, over 1-year, 3-year and 5-year periods ending May 3, 2010."

"As such, given the long-term underperformance issues, we believe dissidents have made a reasonable case for change at the board."

We believe the need for positive change is clear, and the support from ISS / RiskMetrics is an important step in achieving our objectives.  It is imperative that shareholders elect all three of our nominees to help ensure that our plan to maximize shareholder value is implemented.

HOLD THE DENNY'S BOARD ACCOUNTABLE FOR THEIR DESTRUCTION OF SHAREHOLDER VALUE

The board must be held accountable for Denny's poor management, failed growth strategy, high operating expenses and extremely poor share price performance since its emergence from bankruptcy in January 1998 through December 31, 2009 as illustrated in the table below.

Relative Shareholder Returns

	01/08/98 Through 12/31/09	5-Year	3-Year

Denny's	(76.9%)	(51.3%)	(53.5%)

S&P 500 Restaurant Index	167.9%	42.7%	11.7%

Note:  Total returns including dividends:  $9.50 per share for Denny's on 1/08/98 and 142.30 for S&P 500 Restaurant Index on 1/08/98.

In an effort to distract you from their track record of destroying shareholder value, the Denny's board has made outrageous claims and personal attacks against our nominees.  These claims are false.  This election is a referendum on the board of a company that desperately needs change.  By electing our three director nominees, you will be sending a strong message to the incumbent board that real change is needed.

THE STATUS QUO IS NOT ACCEPTABLE

The Denny's board would have you believe that they have done everything they can to turn the company around and that positive change is imminent.  However, given the board's track record of destroying shareholder value, we believe they are ill-equipped to address the serious issues facing the company.  Our nominees have a plan that is designed to maximize shareholder value.  A broad outline of our goals is as follows:

•	Create a pay-for-performance culture that clearly and measurably aligns management's interests with those of shareholders

•	Implement a cost structure that provides the company with a source of competitive advantage, by sustainably reducing annual operating expenses by at least $15 million

•	Stop the declining trend in guest traffic and comp store sales with more effective marketing and an improved price-to-value relationship for the customer

•	Rationalize capital expenditures to an average of less than $10 million per year

•	Halt value-eroding sales of company-owned restaurant units at unreasonably low prices

•	Refocus marketing efforts on a consistent value message

•	Restore system-wide unit growth through franchisee development, while improving the company's relationship with its franchisees

As significant shareholders, our perspective is directly aligned with all shareholders of the company.  If our nominees are elected, they will work with the other board members to address the strategic, operational and financial issues facing Denny's without a bias towards perpetuating the strategic errors of the past.

VOTE THE GOLD PROXY CARD TODAY

We urge you to vote the GOLD proxy card and NOT to sign any white proxy card sent to you by Denny's.  Even if you have sent a white proxy card to Denny's, you have every right to change your vote.  You may revoke that proxy and vote FOR our nominees - Patrick H. Arbor, Jonathan Dash and David Makula - by signing, dating and mailing the enclosed GOLD proxy card in the enclosed postage-paid envelope.

Your vote is important, no matter how many or how few shares you own.  If you have any questions or need any assistance voting your shares, please do not hesitate to contact our proxy solicitor, MacKenzie Partners, Inc., by toll-free telephone at 800-322-2885, collect at 212-929-5500 or by e-mail at enhancedennys@mackenziepartners.com.

For additional information and updates on our solicitation, please visit our website at www.enhancedennys.com.  Thank you for your support.

Sincerely,

The Committee to Enhance Denny's

Jonathan Dash	David Makula	Patrick Walsh
Co-Chairman	Co-Chairman	Co-Chairman

Item 2:  The Committee has posted to www.enhancedennys.com a link to the following article from Barron’s:

Denny's Proxy Fight: Seeking a New Meal Ticket

By VITO J. RACANELLI

Denny's ability to serve up necessary improvements depends on the outcome of a May 19 proxy vote. The Grand Slam that was a Grand Flop.

DENNY'S, THE FAMILY RESTAURANT chain best known for its Grand Slam breakfast, is having a most unfamily-like proxy war. With a May 19 vote looming, shareholders have been treated to a rising flurry of belligerent charges and counterfilings from management and dissident shareholders.

After canvassing a number of large and small institutional shareholders both supportive and critical of CEO Nelson Marchioli, Barron's concludes the dissidents are supported by stockholders representing as much as 35% of the Denny's (ticker: DENN) outstanding shares, which would give them at least one seat. The dissidents seek three seats on the eight-member board. How many board spots are won depends on a few very large holders, like Vanguard -- which had a 7.9% stake as of March 23, but declined to comment. Roughly three-quarters of the shares are held by institutional investors. Shareholders discussed voting intentions on condition of anonymity.

On March 2, Dash Acquisitions, representing holders of about 7.1% of Denny's, said in an SEC filing that the chain's "failed growth" strategy had resulted in, among other things, a 15% drop in Denny's outlets, to 1,551 from the 1,822 in operation shortly before Marchioli became CEO in February 2001; a 19% drop in guest traffic; and a steady decline in same-store sales during seven of the past eight years. In addition, they note, Denny's stock has significantly underperformed its peers since 2004. Denny's shares, which jumped sharply after the filing was made, closed at 3.23 Friday -- up 170% from 1.19 in March 2009, at the broad market's nadir. Nevertheless, the shares are down from a high of six in mid-2005, the last time the company's same-store results were on a sustained upswing. Denny's reports first-quarter results May 10; the consensus forecast is two cents a share, versus four cents a year earlier.

Another factor in favor of the dissidents is a May 6 report from the RiskMetrics Group, arguably the leading stockholder-advisory service. RiskMetrics advises shareholders to vote for Jonathan Dash, one of the three dissident nominees, but against the other two, David Makula and Patrick Arbor. "Given the performance issues at Denny's, and Mr. Dash's relevant experience, support for Mr. Dash is warranted…and dissidents have made a reasonable case for change," the report says.

Dash is perhaps best known as a board activist at Steak 'n Shake and Western Sizzlin restaurants, both of whose shares rose after a Dash group won the proxy war. While saying that Dash has "a successful track record of creating value" in the industry, RiskMetrics tempered its enthusiasm with "red flag" issues at Western Sizzlin, having to do with investments made in businesses unrelated to the restaurant industry.

Denny's management did get support last week from reports from two other proxy-advisory services, Glass Lewis and Proxy Governance, both of which recommended against the dissidents.

Craig Weichmann, a Brazos River Advisors investment banker hired by a Denny's franchisee unhappy with management, notes both IHOP, owned by Dine-Equity (DIN), and Denny's appointed new CEOs in 2001, when IHOP was about half Denny's size. Since then, IHOP systemwide sales have about doubled, to an estimated $2.5 billion this year, he says, while Denny's have stagnated at $2.2 billion. Denny's was hurt by having $645 million in debt then, more than triple IHOP's, a point management uses to support its case.

Barron's talks with a handful of Denny's franchisees suggest they are about evenly split on whether Marchioli should remain. Even so, the board of Denny's Franchisee Association (DFA) twice sent letters of "no confidence" in the CEO to directors last year. The group represents about 85% of Denny's franchised restaurants.

Recently, the DFA board seemed to backpedal. According to a Denny's press release, Craig Barber, the group's chairman, sent a letter to Debra Smithart-Oglesby, Denny's chairwoman, expressing a desire to continue working with the Denny's board, on which Marchioli also serves. Barber was one of 12 signatories of the DFA's no-confidence letters. He didn't return a phone call and e-mail messages requesting comment.

Says one veteran franchisee: "The problems of the past five to six years have continued….We need someone new to change direction, to bring in more customers." A Super Bowl promotion that offered a free Grand Slam breakfast was a bust: "The customers who came in…weren't our regular customers or those who would come visit us again. Probably 99% of them were homeless, and that day we lost all our regular customers. I'm never running another promotion like that again."

Another franchisee says there are signs that Denny's board is feeling the pressure from its critics and is becoming more responsive to franchisee concerns. He says that Smithart-Oglesby recently attended a DFA board meeting in Dallas, on four days notice, without Marchioli.

In an interview, Smithart-Oglesby said that there was a "healthy tension" at the meeting. She disputes Barron's assessment of the level of dissident support, but declined to give an estimate, saying she's "confident our shareholders believe the management slate is the right one." In the same interview, Marchioli said franchisees had shown him "overwhelming support," but also conceded that management dropped the ball on sales growth and stock performance. He says Denny's is moving to a "long-term value strategy" to win back blue-collar customers, and he predicts the average check for a meal will decline.

In a blizzard of filings, the company says it has, among other things, paid down some 50% of its debt -- which stands at $279 million -- since 2005. Consequently, it will be in a stronger position to restructure its debt, the covenants of which have restricted share buybacks and dividends. Indeed, RiskMetrics also corroborated management's point that it was reducing leverage in the initial part of Marchioli's tenure. It didn't recommend that Marchioli be removed from the board.

Denny's contends its Franchise Growth Initiative program accomplished that deleveraging since 2007 by selling 85% of the worst-performing company owned units. It also accuses the dissidents of attempting to take control without paying a premium for the stock, and notes that the shares have outpaced both peers and other small-caps in the nine years since Marchioli's arrival.

There's one big caveat to this food fight: There are nine days left and shareholders could change their mind. A clear vote would paint a better picture of the company's likely direction than a split one. Should the dissidents win two or three seats, the company's strategy is likely to change -- probably for the better, given the poor stock performance of recent years. If they don't gain any seats, pressure on management could peter out, and needed changes might take much longer to effect.

If the dissidents win even one seat, RiskMetrics points out, that probably would kick off a transformation at Denny's. If Marchioli is re-elected, he says he'll work with any dissident directors. However, Dash needed three board seats to effect change at Western Sizzlin, and one seat could result in an extended boardroom tussle, not good for franchisees, management or shareholders. It could blunt Denny's chances of regaining its edge.

Item 3: Changes were made to the following web pages of www.enhancedennys.com:

  The Committee to Enhance Denny’s

The Committee to Enhance Denny’s, headed by Oak Street Capital Management, LLC and Dash Acquisitions LLC, owns approximately 7.1% of the outstanding shares of Denny’s Corporation.  We are seeking your support to elect our three highly qualified director nominees – Patrick Arbor, Jonathan Dash and David Makula – to the Denny’s board of directors at the 2010 Annual Meeting of Shareholders to be held on May 19, 2010.  We created this website to serve as a forum to share our concerns regarding Denny’s and to present our nominees’ plans to create value for all shareholders.

Our concerns include, but are not limited to, the following:

o  Failure to grow system-wide restaurants
o  Ceding the #1 market position to International House of Pancakes
o  Unacceptable declines in key operating trends such as guest traffic
o  Inappropriately high general and administrative expenses
o  Expensive and ineffective marketing strategies
o  Imprudent capital allocation decisions
o  Lack of accountability for management at the board level
o  Marginalization of shareholders and franchisees, and
o  Extremely poor share price performance

Denny’s is an iconic American brand and we believe shareholder value can be restored with the help of our highly qualified director nominees.  If elected at the Annual Meeting, our nominees would seek to work with the other board members to address the concerns outlined above and discussed in further detail in our proxy statement, which has been posted to this website.

We invite you to read the materials on this website to learn more about our campaign at Denny’s and how you can help.

Press Releases

o  Record Date Press Release Dated March 9, 2010 [PDF]

o  Preliminary Proxy Press Release Dated March 16, 2010 [PDF]

o  Shareholder Letter Press Release Dated April 13, 2010 [PDF]

o  Press Release Dated April 14, 2010 [PDF]

o  Press Release Dated April 20, 2010 [PDF]

o  Press Release Dated April 30, 2010 [PDF]

o  Press Release Dated May 4, 2010 [PDF]

o  Press Release Dated May 7, 2010 [PDF]

o  Press Release Dated May 10, 2010 [PDF]